                                                                     EXHIBIT 2.2


                                 April 16, 2000


Vedior N.V.
Jachthavenweg 112
1076 DC Amsterdam, The Netherlands

Ladies and Gentlemen:

         This letter is to confirm our agreement regarding all of the shares of common stock, $0.01 par value per share (the "Shares") of Acsys, Inc., a Georgia corporation (the "Company") held by each of the undersigned shareholders of the Company (each a "Shareholder" and collectively the "Shareholders"). In order to induce Vedior N.V., a Dutch company ("Vedior"), Select Appointments North America, Inc., a Delaware corporation ("SANA"), Tiberia B.V., a Netherlands company ("Parent") and Platform Purchaser Inc., a Georgia corporation ("Buyer") to enter into an Agreement and Plan of Merger, to be dated as of the date hereof among the Company, Parent, Buyer, Vedior and SANA (the "Merger Agreement"), the parties hereto agree as follows:

         Subject to the terms and conditions hereof, on or prior to the expiration date of the tender offer to be commenced by Buyer pursuant to the Merger Agreement (the "Tender Offer"), the Shareholders will tender to Buyer in the Tender Offer, or cause to be tendered in the Tender Offer, all of the Shares held by the Shareholders, including Shares acquired through the exercise of options, immediately prior to the expiration of the Tender Offer. If a Shareholder withdraws any tender of such Shares in the Tender Offer, such Shareholder shall immediately, but in no event later than the expiration date of the Tender Offer, re-tender such Shares to Buyer in the Tender Offer.

         The Shareholders hereby agree not to sell, transfer or encumber the Shares (except in the Tender Offer) during the term of this letter agreement.

         Each Shareholder hereby represents and warrants as to the Shares that
(i) such Shareholder is the sole owner of and has full right, power and authority to sell and vote such Shares, or if such Shareholder is not the sole owner, such Shareholder has the full right, power and authority to sell such Shares, and in either event, this letter agreement is a valid and binding agreement, enforceable against such Shareholder, in accordance with its terms;
(ii) neither the execution of this letter agreement nor the consummation by such Shareholder of the transactions contemplated hereby will constitute a violation of, or conflict with, or default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such Shareholder is a party or by which such Shareholder or such Shares are bound; and (iii) Buyer shall upon purchase of such Shares in the Tender Offer receive good and marketable title to such Shares, free and clear of all liens, claims, encumbrances and security interests of any kind.

         Each of Vedior and Buyer hereby represent and warrant that they have the corporate power and are duly authorized to enter into this letter agreement.

         In the event that a Shareholder does not tender the Shares pursuant to this Agreement and Buyer completes the Tender Offer, at any meeting of shareholders of the Company, such Shareholder hereby agrees (solely in his capacity as a shareholder of the Company) to vote all of the Shares, and any other common shares of the Company which such Shareholder may own, or have the power to vote in favor of the Merger. In furtherance of the voting agreement contained in this paragraph, each Shareholder hereby revokes any and all previous proxies with respect to any of the Shares and grants to Buyer and such individuals or entities as Buyer may designate an irrevocable proxy to vote all of the Shares owned by such Shareholder in favor of the Merger. In addition, each Shareholder hereby agrees to execute such additional documents as Buyer, or Vedior, may reasonably request to effectuate Buyer's voting rights under this paragraph.

         We each hereby agree that this letter agreement creates legally binding commitments, enforceable in accordance with their terms. This letter agreement
(i) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and (ii) supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This letter agreement is not intended to confer upon any other person any rights or remedies hereunder.

         This letter agreement may be terminated at any time (i) by mutual written consent of the parties hereto, or (ii) by any party if the Merger Agreement has been terminated in accordance with its terms. Notwithstanding the foregoing, such right of termination shall not be available to any party whose breach of any obligation hereunder has been the cause of or resulted in the failure of the Tender Offer or the transactions contemplated by the Merger Agreement or this letter agreement to be consummated. No such termination shall relieve any party from liability for any breach of this letter agreement.

         Each party shall be entitled, without prejudice to the rights and remedies otherwise available to such party, to specific performance of all of the other party's obligations hereunder. This letter agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Georgia. Each of the parties shall pay its own expenses in connection with the execution and performance of this letter agreement.

         If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                           [Intentionally left blank]

         Please indicate your agreement to the foregoing by signing this letter agreement in the space provided below, whereupon a binding agreement will have been formed between us in respect of the foregoing.


                                            Sincerely,


                                            /s/ David C. Cooper
                                            --------------------------
                                            David C. Cooper


                                            /s/ Teri L. Cooper
                                            --------------------------
                                            Teri L. Cooper


Acknowledged and agreed:


VEDIOR N.V.


By:
   /s/   C. K. Zachary Miles
   --------------------------------
Name:    C. K. Zachary Miles
Title:   Chief Financial Officer


PLATFORM PURCHASER INC.


By:
   /s/   C. K. Zachary Miles
   --------------------------------
Name:    C. K. Zachary Miles
Title:   President